Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-173953
May 5, 2011
Ancestry.com Announces Proposed Secondary Offering by Stockholders and
$25 Million Repurchase of Common Stock
PROVO, UTAH — May 5, 2011 — Ancestry.com Inc. (NASDAQ: ACOM), the world’s largest online family history resource, today announced the intention of certain stockholders, subject to market and other conditions, to offer and sell up to 3,750,000 shares of Ancestry.com common stock in an underwritten public offering. The selling stockholders expect to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. Ancestry.com is not selling any shares of common stock in the offering and will receive no proceeds from the sale. The secondary offering will not result in dilution of shares currently outstanding. Ancestry.com expects to incur non-recurring professional fees and costs of approximately $1 million in connection with this offering, which will negatively affect the company’s adjusted EBITDA for the quarter ending June 30, 2011 and the full year ending December 31, 2011.
In addition, Ancestry.com announced its intention to repurchase approximately $25 million worth of its common stock, under its previously announced $125 million stock repurchase program, directly from the selling stockholders, which include its chief executive officer and affiliates of Spectrum Equity Investors V, L.P. The stock repurchase will be effected in a private, non-underwritten transaction at a price per share equal to the net proceeds per share that the selling stockholders receive in the offering described above. Ancestry.com expects to use cash on hand and borrowings under its revolving credit facility to fund the repurchase of such shares.
Morgan Stanley and BofA Merrill Lynch are the joint bookrunners for the offering. Allen & Company LLC, Citi and Piper Jaffray are acting as co-managers.
Ancestry.com has filed a registration statement (including a prospectus), Registration No. 333-173953, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Morgan Stanley & Co. Incorporated, Prospectus Department, at 180 Varick Street, 2nd Floor, New York, NY 10014, and by phone at (866) 718-1649 or by emailing prospectus@morganstanley.com; or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com and by phone at 866-500-5408.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements regarding the proposed offering, results of operations and the repurchase of shares. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include market conditions. Information concerning these and other factors that could cause results to differ materially from those contained in the forward-looking statements is contained under the caption “Risk Factors” in the prospectus supplement related to the offering, and in discussions in other of our SEC filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Ryan Ostler	Heather Erickson
(801) 705-7942	(801) 705-7104
rostler@ancestry.com	herickson@ancestry.com